EX-10.5

CONSULTING AGREEMENT

In view ofour mutual agreement and in consideration of services required by DataMEG Corp. (the "Company'), this letter acts forth the terms and conditions of the engagement by which MICHEAL MITSUNAGA will assist the Company in a consulting capacity in areas further described below.

1. MICHEAL MITSUNAGA warrants that it is under no obligation to any other entity that in any way conflicts with this contract agreement, and that it is free to enter into this agreement. MICHAEL MITSUNAGA, acting through its principal, shall act as an independent consultant and not as an agent or employee of the Company

1.2 Neither MICHAEL MITSUNAGA nor the Company shall haveauthority to bind the other or incur other obligations outside of the terms of this contract agreement on behalf of the other.

Standard of Care: MICHAEL MITSUNAGA shall protest any disclosed confidential information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, disemination, or publication of the confidential informationas MICHAEL MITSUNAGA uses to protect its own confidential information of like nature. MICHAEL MITSUNAGA shall; (a) disclouse the confidential information only to those employees of MICHAEL MITSUNAGA or any affiliate of any recipient having a need to know in order to perform the use of confidential information as described in Section5 of the standard DataMEG non-disclosure agreement and; (b) advise such employees of the limitations on the use and disclosure and prohibition on making copies of the confidential information.

In conncection with the engagement, MICHAEL MITSUNAGA shall provide cetain services, as appropriate to DataMEG.

TERM

Commencing as of the Effective Date, and continuing for a period of tweleve (12) months (the "Term"), unless earliar terminated pursuant to "EARLY TERMINATION OF THE TERM" section hereof MICHEAL MITSUNAGA agrees that it will serve as the Company's Management Consultant.

ENGAGEMENT TERMS

In consideration for services rendered, the Company will compensate as follows:

a) Subject to the terms hereof, Mr. Mitsunaga is hereby granted a Non-Qualified Stock Option Grant to purchase 6,882,352 shares of the Company's Common Capital Stock (the "Option") vested immediately upon the Effective Date at a strike price of .17 Cents per share and otherwise, in accordance with the terms and conditions of the Company's Stock Option Plan (the "Plan") and Stock Option Agreement (the "Grant Agreement").

b) On a timely basis, all reasonable out-of-pocket expenses and disbursements, including travel, lodging, postage, and communications and other related expenses incurred in connection with this engagement.

EARLY TERMINAITON OF THE TERM

The Company shall have the right to terminate engagement hereunder FOR CAUSE, upon five (5) days prior written notice and opportunity by Michael Mitsunaga to take corrective steps, and if Mr. Mitsunaga has not taken such action, this engagement shall terminate at the end of the aforesaid five (5) day period.

If Mr. Mitsunaga voluntarily ceases performing its duties and responsibilites or its terminated FOR CAUSE, then any unexercised Options shall cease and terminate as of such date, and all amounts owed Mr. Mitsunaga, including the pro rata portion of the Options and submitted expenses will be paid within five (5) days of said termination. For illustration purposes only, in the event that the Company terminates this engagement FOR CAUSE at the end of month six of the
engagement term and                                                   was
allotted one million (1,000,000) options, then the allotment would be adjusted to one half the original amount or five hundred thousand (500,000) options.

As used herein, "FOR CAUSE" shall mean the reasonable determination by the Company's Board of Directors "Board") that any one of the following events has occurred: (a) the conviction of Mr. Mitsunaga of a felony, (b) any material willful neglect or dereliction of his duties and responsibilities as set forth in herein, or (c) breach of this Agreement in any material respect or engaging in any fraudulent conduct or conduct detrimental to the best interest of the Company. The Board will be required to present a written notice to Mr. Mitsunaga detailing the basis of the Board's decision to terminate Mr. Mitsunaga and detailing the specific steps that need to be taken to prevent a termination FOR CAUSE. Mr. Mitsunaga will have five (5) business days to meet these steps. The Board shall make a seasonable decision and the decision shall be final and binding on the parties.

INDEMNIFICATION

The company hereby agrees to indemnify and hold harmless Mr. Mitsunaga and his affiliates, subcontractors, their respective directors, officers, agents and employees (collectively the "Indemnified Persons") from and against any and all claims, liabilities, losses, damages, and expenses incurred by any Indemnified person (including but not limited to any Indemnified Person's counsel fees and disbursements and the cost of such Indemnified Person's professional time (such professional time will be reimbursed at our rates in effect when such future time is required), as they are incurred, arising in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation) which are related to or arise in any manner out of the engagement contemplated hereby, including any legal proceeding in which any Indemnified Person is not a party; PROVIDED, HOWEVER, that the Company shall not be responsible for any claims, liabilities, losses, damages, or expenses pursuant to this paragraph which are finally determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person. The Company further agrees that the Company shall not, without the prior written consent of the Indemnified parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of

Mr. Mitsunaga and each other Indemnified Person hereunder from all liabilities arising out of such claim, action, suite or proceeding.

If you are in agreement with the terms of this letter of engagement, kindly sign, date and return the enclosed copy of this letter to my attention. Thank you for your consideration.

Yours Truly,

 Michael Mitsunaga
 Date:



Agreed and Accepted by DataMEG Corp.

Andrew Benson
 Date: